21.1 Subsidiaries

As of December 31, 2004, all of the below listed direct or indirect subsidiaries of Ventiv Health, Inc. and their direct and indirect subsidiaries will be, either directly or indirectly, 100% owned by Ventiv Health, Inc.

Legal Entity	Incorporation State	Country
Health Products Research, Inc.	New Jersey	US
Ventiv Health (Georgia), Inc.	Georgia	US
MMD, Inc.	New Jersey	US
Promotech Research Associates, Inc.	Colorado	US
Scientific Exchange, Inc.	Connecticut	US
Ventiv Health Communications, Inc.	Delaware	US
Ventiv Pharma Services, LLC	New Jersey	US
VIS Financial, LLC	New Jersey	US
Franklin Pharma Services, LLC	New Jersey	US
Smith Hanley Holding Corp.	Delaware	US
Smith Hanley Consulting Group, LLC	Delaware	US
MedFocus, LLC	Delaware	US
Smith Hanley Associates, LLC	Delaware	US
Anova Clinical Resources, LLC	Delaware	US
HHI Clinical & Statistical Research Services, LLC	Delaware	US
Ventiv Health, LLC	Delaware	US
Halliday Jones Sales Limited		UK
Kestrel Healthcare Limited		UK
Rapid Deployment Group Limited		UK
Rapid Deployment Limited		UK
Consultancy Practice Limited		UK
Clinical Communications (UK) Limited		UK
Health Products Research (UK) Limited		UK
Ventiv Health Limited		UK
Ventiv Holdings (UK)		UK
Imedex Netherlands, B.V.		Netherlands
Houdstermaatschappij Boussauw Holding, B.V.		Netherlands
Imedex Holding, B.V.		Netherlands
Silver Blue Holding, B.V.		Netherlands
Laboratoire Socopharm SARL		France
Ventiv Health France SAS		France